Exhibit 10.1

As of June 29, 2007

Co-Investment LLC VII (Intcomex)

C/o Citigroup Venture Capital International,

a unit of Citigroup Alternative Investments

399 Park Avenue, 14th floor

New York, New York 10022

Attention: Juan Pablo Pallordet / Enrique Bascur

Ladies and Gentlemen:

1. Reference is made to the Stock Purchase Agreement (the “Agreement”) dated August 27, 2004, by and among Co-Investment LLC VII (Intcomex) (“CVC”) (as assignee of Court Square Capital, Ltd.), the Sellers party thereto (the “Sellers”) and Intcomex, Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings specified in the Agreement.

2. Pursuant to a tax audit of the Company’s Uruguayan subsidiary TGM, S.A. (“TGM”) for the period 2002 through 2006 initiated in October of 2006 by Uruguay’s tax authority, the Dirección General Impositiva (“DGI”), TGM has agreed with DGI and the Uruguayan customs authorities to enter into settlement agreements with TGM providing for settlement payments and consideration in kind (the “Settlement Payments”).

3. The undersigned, Michael Shalom and Anthony Shalom (the “Shalom Sellers”), as Main Sellers, hereby confirm and agree that they are jointly and severally obligated to indemnify CVC under Section 9.3 of the Agreement for breach of the representations and warranties contained in Section 3.11 of the Agreement on account of the portion of the Settlement Payments corresponding to the tax audit period from 2002 until the Closing Date, which the parties agree is estimated to equal the amount of $2.8 million (as such amount may be adjusted to reflect the final Settlement Payments, the “Indemnifiable Amount”).

4. In full satisfaction of their indemnification obligations under the Agreement on account of the Settlement Payments, the Shalom Sellers hereby further agree that (i) simultaneously with the execution and delivery of this letter agreement, they shall deliver to the Company a duly executed promissory note (the “Note”) providing for the payment to the Company, no later than the close of business on August 14, 2007 (the “Payment Deadline”), of an amount (the “Cash Amount”) equal to the sum of (x) the Indemnifiable Amount (estimated as of the date of the Note), plus (y) all attorneys’ fees, accountant’s fees and other out-of-pocket costs and expenses incurred by TGM or the Company in respect of the tax audit and the Settlement Payments (estimated as of the date of the Note), plus (z) the amount of any Taxes that are imposed on the Company as a result of the delivery of such Cash Amount and/or any subsequent use of the Cash Amount to acquire debt of the Company (including, without limitation, as a result of the Company incurring cancellation of indebtedness income, and taking into account any additional Taxes imposed as a result of the delivery and/or use of the Cash Amount attributable to clause (z), recursively), if any (estimated as of the date of the Note), (ii) the Cash Amount shall be treated as additional paid-in capital of the Company, to be used by the Company to buy back 11 3/4% Second Priority Senior Secured Notes in a privately negotiated transaction to be separately arranged by the Shalom Sellers, (iii) they shall waive, release and forgive any payment or consideration, in cash or in kind, including shares, from the Company in connection with the delivery of the

Note and the payment of the Cash Amount, and shall accept no such payment or consideration, (iv) they shall cause to be pledged to the Company 11 3/4% Second Priority Senior Secured Notes issued by the Company in a principal amount equal to the Cash Amount as calculated in accordance with clause (i) above to secure the full payment of the Cash Amount, (v) they shall cause the Indemnifiable Amount and the Cash Amount to be adjusted upward or downward, as the case may be, to reflect any change between the estimated amounts in respect of which the Indemnifiable Amount and the Cash Amount are calculated as of the date hereof and as of the date of the Note, and the result of calculating clauses (x), (y) and (z) above by reference to actual and not estimated amounts, such adjustment to be agreed in writing by the parties, and (vi) notwithstanding the fact that the Company may be jointly and severally liable with the Main Sellers as an indemnitor to CVC under the Agreement, they shall waive any and all right to seek or obtain contribution from the Company or any of its subsidiaries or affiliates, in cash or in kind, in respect of the indemnification obligations subject of this letter agreement and agree to seek or obtain no such contribution. It is understood and agreed that provisions of clause (vi) above shall not restrict the Shalom Sellers from seeking or obtaining contribution from other Main Sellers in respect of the indemnification obligations subject of this letter agreement, provided that they shall first have obtained from any such other Main Seller a covenant to the same effect as the provisions of clause (vi) above, in form and substance satisfactory to CVC, and that the Company and CVC shall have been made express third party beneficiaries thereof.

5. The provisions of Section 10.12 and 10.13 of the Agreement shall apply to this letter agreement mutatis mutandis.

6. The Company shall be an express third party beneficiary of this letter agreement, entitled to the enforcement of its provisions as if it were a party hereto.

7. This letter agreement may be terminated by CVC at its option in the event that the Shalom Sellers fail to deliver to the Company the Cash Amount by the close of business on the Payment Deadline, provided that the agreements in paragraph 3 shall survive such termination.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter agreement.

Sincerely,

/s/ Michael Shalom
Michael Shalom, Main Seller

/s/ Anthony Shalom
Anthony Shalom, Main Seller

Accepted and agreed to as of the date set forth above:

CO-INVESTMENT LLC VII (INTCOMEX)

By:	/s/ Juan P. Pallordet
Name:	Juan P. Pallordet
Title: